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No. PBW-_______                          Warrant to Purchase _______ shares of
                                         Common Stock


                    PHOENIX PRESCHOOL EDUCATION CENTERS, INC.

                          Common Stock Purchase Warrant

                                           , 1997


         NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.

                           THIS CERTIFIES THAT ___________________ (hereinafter
sometimes called the "Holder"), residing at _______________________is entitled to purchase from Phoenix Preschool Education Centers, Inc., a Delaware corporation (the "Company"), at the price and during the period hereinafter specified, up to __________ shares of the Company's common stock, $.10 par value (the "Common Stock"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Company's Confidential Private Placement Memorandum dated __________________, 1997 (the "Memorandum").

         This Warrant, together with warrants of like tenor, is subject to adjustment in accordance with Paragraph 7 of this Warrant.

         1. (a) The rights represented by this Warrant shall be exercisable at any time during the period commencing 12 months following the date of the Closing and ending on the fifth anniversary of the date of the Closing (the "Expiration Date") at a purchase price of $4.50 per share (the "Exercise Price"), subject to adjustment in accordance with Paragraph 7. After the Expiration Date, the Holder shall have no right to purchase any shares of Common Stock ("Public Warrant ") purchasable upon exercise of this Warrant.

                  (b) Notwithstanding anything herein contained to the contrary, the Company and the Holder agree that in the event that the terms and conditions of the redeemable warrants to be registered in the registration statement for the Company's Initial Public Offering are not

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identical to the terms and conditions of this Warrant, this Warrant will be modified upon the closing of such Initial Public Offering to conform exactly to the terms and conditions of the Public Warrants offered pursuant to such registration statement.

         2. The rights represented by this Warrant may be exercised at any time prior to the Expiration Date, in whole or in part, by (i) the surrender of this Warrant (with the purchase form at the end hereof properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); and (ii) payment to the Company of the Exercise Price then in effect for the number of shares specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any. This Warrant shall be deemed to have been exercised, in whole or in part to the extent specified, immediately prior to the close of business on the date this Warrant is surrendered and payment is made in accordance with the foregoing provisions of this Paragraph 2, and the person or persons in whose name or names the certificates for shares of Common Stock shall be issuable upon such exercise shall become the holder or holders of record of such Common Stock at that time and date. The certificate or certificates for the Common Stock so purchased shall be delivered to such person or persons within a reasonable time, not exceeding thirty (30) days, after the rights represented by this Warrant shall have been so exercised.

         3. Neither this Warrant nor the shares of Common Stock issuable upon exercise hereof have been registered under the Securities Act of 1933, as amended (the "1933 Act"), nor under any state securities law and shall not be sold, transferred, assigned hypothecated or otherwise disposed of until a registration statement with respect thereto becomes or is declared effective under the 1933 Act or the Company receives an opinion of counsel satisfactory to the Company stating that an exemption from the registration requirements of the 1933 Act and such state securities laws is available.

         4. The Company shall not be obligated to register this Warrant or the shares of Common Stock issuable upon exercise of this Warrant in accordance with the 1933 Act.

         5. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable and no personal liability will attach to the Holder thereof. The Company further covenants and agrees that until the Expiration Date, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of this Warrant.

         6. This Warrant shall not entitle the Holder to any rights, including, without limitation, voting rights, as a stockholder of the Company.

         7. The Exercise Price in effect at any time and the number of shares upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

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         (a) In case the Company shall (i) issue shares of Common Stock as a dividend or distribution on its outstanding shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, or (iv) the outstanding shares of Common Stock are at any time changed into or exchanged for a different number or kind of shares or other security of the Company or of another corporation through reorganization, merger, consolidation, liquidation or recapitalization, then appropriate adjustments in the number and kind of such securities subject to this Warrant shall be made and the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination, reclassification, reorganization, merger, consolidation, liquidation or recapitalization shall be proportionately adjusted so that the holder of this Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares of which, if this Warrant had been exercised by such Holder immediately prior to such date, he would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination, liquidation or recapitalization. For example, if the Company declares a 2 for 1 stock distribution and the Exercise Price immediately prior to such event was $4.50 per share and the number of shares purchasable upon exercise of this Warrant was 50,000, the adjusted Exercise Price immediately after such event would be $2.25 per share and the adjusted number of shares purchasable upon exercise of this Warrant would be 100,000 shares. Such adjustment shall be made successively whenever any event listed above shall occur.

         (b) Whenever the Exercise Price payable upon exercise of this Warrant is adjusted pursuant to Subparagraph (a) above, the number of shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of shares issuable upon exercise of this Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

         (c) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price; provided, however, that any adjustments which by reason of this Subparagraph (c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Paragraph 7 shall be made to the nearest cent or one-hundredth of a share, as the case may be. Anything in this Paragraph 7 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Exercise Price, in addition to those required by this Paragraph 7, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Company shall not result in any Federal income tax liability to the holders of Common Stock or securities convertible into or exercisable for Common Stock.

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         (d) Whenever the Exercise Price is adjusted as herein provided, the
Company shall compute the adjusted Exercise Price in accordance with this Paragraph 7 and shall prepare a certificate signed by the chief financial officer or accounting officer of the Company setting forth the adjusted Exercise Price, and shall promptly cause a notice setting forth the adjusted Exercise Price and adjusted number of shares issuable upon exercise of this Warrant to be mailed to the Holder, at its address set forth herein, and shall cause a certified copy thereof to be mailed to the Company's transfer agent, if any. The Company may (but shall not be required to) retain a firm of independent certified public accountants selected by the Board of Directors (which may be the regular accountants employed by the Company) to make any computation required by this Section 7, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

         (e) In the event that at any time, as a result of an adjustment made pursuant to the provisions of this Paragraph 7, the Holder of this Warrant thereafter shall become entitled to receive any shares of the Company other than Common Stock thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subparagraphs (a) to (c), inclusive, above.

         (f) Notwithstanding any adjustment in the Exercise Price or the number or kind of shares of Common Stock purchasable upon the exercise of this Warrant, certificates for Warrants issued prior or subsequent to such adjustment may continue to express the same price and number and kind of shares of Common Stock as are initially issuable pursuant to this Warrant.

         (g) The Company may, but under no circumstances is obligated to, modify the terms of this Warrant to provide for an earlier commencement of the Exercise Period, or to extend the Exercise Period or to lower the Exercise Price, at any time prior to the expiration of this Warrant.

         8. Upon the consummation of an initial public offering of the Company's Common Stock and the Public Warrants underwritten by Maidstone Financial, Inc., this Warrant automatically will be converted into the same number of Public Warrants as the number of shares of Common Stock purchasable upon exercise of this Warrant immediately prior thereto.

         9. This Agreement shall be governed by and in accordance with the laws of the State of New York.

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         IN WITNESS WHEREOF, Phoenix Preschool Education Centers, Inc. has
caused this Warrant to be signed by its duly authorized officer as of the date set forth below.


                            PHOENIX PRESCHOOL EDUCATION CENTERS,  INC.



                            By:___________________________________
                               Michael C. Koffler
                               Chairman, President and Chief Executive Officer

Dated:                            1997






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                                  EXERCISE FORM

                          To Be Executed by the Holder
                          In Order to Exercise Warrant

         The undersigned Holder hereby irrevocably elects to exercise this Warrant and to purchase shares of the Company's Common Stock issuable upon the exercise of such Warrant, and requests that certificates for such securities shall be issued in name of:


         --------------------------------------------------------


         --------------------------------------------------------


         --------------------------------------------------------
         (please print or type name and address)


         ---------------------------------------------------------
         (please insert social security or other identifying number)


and be delivered:


         --------------------------------------------------------


         --------------------------------------------------------


         --------------------------------------------------------
         (please print or type name and address)


         ---------------------------------------------------------
         (please insert social security or other identifying number)

and if such number of shares of Common Stock shall not be all the shares evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such shares be registered in the name of, and delivered to, the Holder.

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                                    EXHIBIT C


                              FINANCIAL STATEMENTS